EXHIBIT 15.3

The Board of Directors of

Randgold Resources Limited (the “Company”)

March 28, 2013

Re: Consent

Gentlemen:

I, Mark Odell, do hereby consent to the reference of myself in the Company’s Annual Report on Form 20-F for the year ended December 31, 2012 (the “Annual Report’) to which this consent is an exhibit, to any reference to Mr. Mark Odell under the heading “Experts” in any registration statement into which the Annual Report is incorporated by reference, and to the citation and/or summarization of the reserve statement in the Annual Report as calculated by me for the Loulo underground mineral reserves.

Dated this 28th day of March, 2013.

By: /s/ Mark Odell P.E.

Mark Odell P.E.

Principle

Practical Mining LLC

495 Idaho Street, Suite 205	Elko, Nevada 89801
(775) 345-3718	Fax (775) 778-9722